Nelnet Reports First Quarter 2021 Results
•GAAP net income $3.20 per share, $2.44 per share excluding adjustments

LINCOLN, Neb., May 10, 2021 - Nelnet (NYSE: NNI) today reported GAAP net income of $123.6 million, or $3.20 per share, for the first quarter of 2021, compared with a GAAP net loss of $40.5 million, or $1.01 per share, for the same period a year ago.
GAAP net income increased for the three months ended March 31, 2021 compared to the same period in 2020 as a result of:
•An increase in net interest income on the company's loan portfolio;
•The recognition of a negative provision for loan losses as a result of improved economic conditions;
•An increase in net income contribution from the company's Loan Servicing and Systems and Education Technology, Services, and Payment Processing operating segments;
•The recognition of certain expenses in 2020 because of the pandemic; and
•A net gain related to the adjustments for changes in fair values of derivative instruments that do not qualify for hedge accounting in 2021, as compared to a loss in 2020.
Net income, excluding derivative market value adjustments1, was $94.1 million, or $2.44 per share, for the first quarter of 2021, compared with a net loss of $24.9 million, or $0.62 per share, for the same period in 2020.
The operating results during the first quarter of 2021 were also impacted by the recognition of a $22.2 million (or $16.9 million after tax, or $0.44 per share) non-cash loss related to the company's remaining voting membership interests investment in ALLO Communications LLC.
"We are excited by the results from the first quarter and the strong start to 2021 for our core businesses and student loan portfolio," said Jeff Noordhoek, Chief Executive Officer of Nelnet. "Building on this momentum by serving our customers with exceptional experiences and pursuing opportunities for revenue diversification is our priority.”
Nelnet currently operates four primary business segments, earning interest income on loans in its Asset Generation and Management (AGM) segment and fee-based revenue in its Loan Servicing and Systems and Education Technology, Services, and Payment Processing segments. On November 2, 2020, Nelnet Bank launched operations and its financial results are presented by the company as a reportable segment.
Asset Generation and Management
The AGM operating segment reported net interest income of $99.5 million during the first quarter of 2021, compared with $52.7 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company recognized expense from derivative settlements of $4.3 million during the first quarter of 2021, compared with income of $4.2 million for the same period in 2020. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income and derivative settlements increased to a net of $95.2 million in the first quarter of 2021, up from a total of $56.9 million in the first quarter of 2020, due to an increase in core loan spread. The increase in spread was partially offset by the expected decrease in the average balance of loans outstanding from $20.8 billion in the first quarter of 2020 to $19.5 billion for the same period in 2021.
Net interest income during the first quarter of 2021 was also impacted by the company reversing a historical accrued interest liability of $23.8 million (or $18.1 million after tax, or $0.47 per share) on certain bonds, which liability the company determined is no longer probable of being required to be paid. The reduction of this liability is reflected in (a reduction of) interest expense in the consolidated statements of operations.
Core loan spread2, which includes the impact of derivative settlements, increased to 1.45 percent for the quarter ended March 31, 2021, compared with 1.02 percent for the same period in 2020. Core loan spread was positively impacted in the first quarter of 2021 by lower interest rates. The company has a portfolio of student loans that are earning interest at a fixed borrower rate and that are financed with variable rate debt. As a result, in a low interest rate environment, the company earns additional spread income that it refers to as floor income. During the three months ended March 31, 2021, the company recognized $31.3
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Core loan spread is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

million of floor income (net of $4.3 million in derivative settlements paid), compared with $20.9 million (including $2.1 million of derivative settlements received) for the comparable period in 2020. The company anticipates receiving significant fixed rate floor income in future periods.
The AGM operating segment recognized a negative provision for loan losses of $17.5 million (or $13.3 million after tax, or $0.34 per share) during the first quarter of 2021 due to improved economic conditions.
The AGM operating segment's total allowance for loan losses of $156.7 million at March 31, 2021 represents reserves equal to 0.7% of AGM's federally insured loans (or 25.5% of the risk not covered by the federal guaranty), 6.6% of AGM's private education loans, and 12.8% of AGM's consumer loans.
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $111.5 million for the first quarter of 2021, compared with $112.7 million for the same period in 2020. As of March 31, 2021, the company was servicing $505.2 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans for 15.4 million borrowers. Due to decreased servicing and transaction activity with all Department of Education (Department) owned student loans being in an administrative forbearance since March 13, 2020, the company has been able to transition associates to help certain state agencies process unemployment claims and conduct health contact tracing. Revenue earned under these contracts was $9.7 million during the first quarter of 2021. This revenue helped to partially offset the decrease in loan servicing revenue from lower fees paid by the Department while COVID relief is in effect.
Net income for the Loan Servicing and Systems segment was $12.2 million for the three months ended March 31, 2021, compared with $10.4 million for the same period in 2020.
The current servicing contracts with the Department are currently scheduled to expire on June 14, 2021, but provide the potential for an additional six-month extension at the Department’s discretion through December 14, 2021. The Consolidated Appropriations Act, 2021, signed into law on December 27, 2020, provides that the Department may extend the contracts scheduled to expire on December 14, 2021 for up to two additional years to December 14, 2023.
Education Technology, Services, and Payment Processing
For the first quarter of 2021, revenue from the Education Technology, Services, and Payment Processing operating segment was $95.3 million, compared to $83.7 million for the same period in 2020.
For the first quarter of 2021, the company earned $0.3 million of interest income on tuition funds held in custody for schools, as compared to $2.0 million for the same period in 2020. The decrease in interest income was due to a decrease in interest rates. If interest rates remain at current levels, the company anticipates this segment will earn minimal interest income in future periods.
Net income for the Education Technology, Services, and Payment Processing segment was $23.5 million for the three months ended March 31, 2021, compared with $20.8 million for the same period in 2020.
This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter as compared to the remainder of the year.
Nelnet Bank
On November 2, 2020, the company obtained final approval for federal deposit insurance from the Federal Deposit Insurance Corporation (FDIC) and for a bank charter from the Utah Department of Financial Institutions (UDFI) in connection with the establishment of Nelnet Bank, and Nelnet Bank launched operations. Nelnet Bank operates as an internet Utah-chartered industrial bank franchise focused on the private education loan marketplace. As of March 31, 2021, Nelnet Bank had a $79.2 million loan portfolio, consisting of private education loans, and had $190.3 million of deposits.
COVID-19 Impact on Prior Year Results
The operating results during the first quarter of 2020 were negatively impacted by the recognition of $97.1 million ($73.8 million after tax, or $1.85 per share) of certain expenses as a result of the pandemic, including the recognition of an incremental provision for loan losses of $63.0 million ($47.9 million after tax, or $1.20 per share), provision expense of $26.3 million ($20.0 million after tax, or $0.50 per share) related to the company's investment in certain consumer loan beneficial interest securitizations, and $7.8 million ($5.9 million after tax, or $0.15 per share) impairment expense on certain venture capital investments.

Board of Directors Declares Second Quarter Dividend
The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.22 per share. The dividend will be paid on June 14, 2021 to shareholders of record at the close of business on May 31, 2021.
Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks and uncertainties related to the severity, magnitude, and duration of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, educational, individual, or travel activities intended to slow the spread of the pandemic, and volatility in market conditions resulting from the pandemic; risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and any future servicing contracts with the Department, which current contracts accounted for 27 percent of the company's revenue in 2020; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing and awards of contracts to other parties, including the pending and uncertain nature of the Department's procurement process, the possibility that awards or other evaluations of proposals may be challenged by various interested parties and may not be finalized or implemented for an extended period of time or at all, risks that the company may not be successful in obtaining any of such potential new contracts, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of loans; risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for loans; risks and uncertainties from changes in terms of education loans and in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as changes resulting from the Coronavirus Aid, Relief, and Economic Security Act and the expected decline over time in FFEL Program loan interest income due to the discontinuation of new FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment, as well as the possibility of new student loan forgiveness or broad debt cancellation programs by the government; risks and uncertainties of the expected benefits from the November 2020 launch of Nelnet Bank operations, including the ability to successfully conduct banking operations and achieve expected market penetration; risks related to the expected benefits to the company and to ALLO from the recapitalization and additional funding for ALLO and the company's continuing investment in ALLO; risks and uncertainties related to other initiatives to pursue additional strategic investments, acquisitions, and other activities, such as the completed and additional planned transactions associated with the sale by Wells Fargo of its private education loan portfolio, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks from changes in economic conditions and consumer behavior; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in the general interest rate environment, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the first quarter ended March 31, 2021. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Operations
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
Interest income:
Loan interest	$124,117	132,673	181,793
Investment interest	4,986	6,165	7,398
Total interest income	129,103	138,838	189,191
Interest expense:
Interest on bonds and notes payable and bank deposits	27,773	52,282	134,118
Net interest income	101,330	86,556	55,073
Less (negative provision) provision for loan losses	(17,048)	(10,116)	76,299
Net interest income after provision for loan losses	118,378	96,672	(21,226)
Other income/expense:
Loan servicing and systems revenue	111,517	113,990	112,735
Education technology, services, and payment processing revenue	95,258	65,097	83,675
Communications revenue	—	19,253	18,181
Other	(4,604)	(12,350)	8,281
Gain on sale of loans	—	—	18,206
Gain from deconsolidation of ALLO	—	258,588	—
Impairment expense and provision for beneficial interests, net	2,436	9,696	(34,087)
Derivative market value adjustments and derivative settlements, net	34,505	(11,059)	(16,365)
Total other income/expense	239,112	443,215	190,626
Cost of services:
Cost to provide education technology, services, and payment processing services	27,052	18,782	22,806
Cost to provide communications services	—	5,573	5,582
Total cost of services	27,052	24,355	28,388
Operating expenses:
Salaries and benefits	115,791	136,612	119,878
Depreciation and amortization	20,184	31,350	27,648
Other expenses	36,698	45,391	43,384
Total operating expenses	172,673	213,353	190,910
Income (loss) before income taxes	157,765	302,179	(49,898)
Income tax (expense) benefit	(34,861)	(70,573)	10,133
Net income (loss)	122,904	231,606	(39,765)
Net loss (income) attributable to noncontrolling interests	694	3,385	(767)
Net income (loss) attributable to Nelnet, Inc.	$123,598	234,991	(40,532)
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$3.20	6.10	(1.01)
Weighted average common shares outstanding - basic and diluted	38,603,555	38,552,261	39,955,514

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	March 31, 2021	December 31, 2020	March 31, 2020
Assets:
Loans and accrued interest receivable, net	$19,737,530	20,185,656	21,158,208
Cash, cash equivalents, and investments	1,117,328	1,114,189	458,783
Restricted cash	802,962	837,146	895,494
Goodwill and intangible assets, net	208,810	217,162	231,039
Other assets	300,578	292,007	537,104
Total assets	$22,167,208	22,646,160	23,280,628
Liabilities:
Bonds and notes payable	$18,754,715	19,320,726	20,466,730
Bank deposits	111,830	54,633	—
Other liabilities	551,562	642,452	488,098
Total liabilities	19,418,107	20,017,811	20,954,828
Equity:
Total Nelnet, Inc. shareholders' equity	2,752,190	2,632,042	2,320,680
Noncontrolling interests	(3,089)	(3,693)	5,120
Total equity	2,749,101	2,628,349	2,325,800
Total liabilities and equity	$22,167,208	22,646,160	23,280,628
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended March 31,
	2021	2020
GAAP net income (loss) attributable to Nelnet, Inc.	$123,598	(40,532)
Realized and unrealized derivative market value adjustments (a)	(38,809)	20,602
Tax effect (b)	9,314	(4,944)
Net income (loss) attributable to Nelnet, Inc., excluding derivative market value adjustments	$94,103	(24,874)

Earnings per share:
GAAP net income (loss) attributable to Nelnet, Inc.	$3.20	(1.01)
Realized and unrealized derivative market value adjustments (a)	(1.01)	0.52
Tax effect (b)	0.25	(0.13)
Net income (loss) attributable to Nelnet, Inc., excluding derivative market value adjustments	$2.44	(0.62)

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility, mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread
The following table analyzes the loan spread on AGM’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended March 31,
	2021	2020
Variable loan yield, gross	2.71%	3.98%
Consolidation rebate fees	(0.84)	(0.83)
Discount accretion, net of premium and deferred origination costs amortization	0.00	0.01
Variable loan yield, net	1.87	3.16
Loan cost of funds - interest expense (a)	(1.07)	(2.58)
Loan cost of funds - derivative settlements (b) (c)	(0.00)	0.04
Variable loan spread	0.80	0.62
Fixed rate floor income, gross	0.74	0.36
Fixed rate floor income - derivative settlements (b) (d)	(0.09)	0.04
Fixed rate floor income, net of settlements on derivatives	0.65	0.40
Core loan spread	1.45%	1.02%

Average balance of AGM's loans	$19,494,002	20,793,758
Average balance of AGM's debt outstanding	19,156,797	20,616,771

(a)     In the first quarter of 2021, the company reversed a historical accrued interest liability of $23.8 million on certain bonds, which liability the company determined is no longer probable of being required to be paid. The liability was initially recorded when certain asset-backed securitizations were acquired in 2011 and 2013. The reduction of this liability is reflected in (a reduction of) "interest on bonds and notes payable and bank deposits" in the consolidated statements of operations and the impact of this reduction to interest expense was excluded in the table above.
(b)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended March 31,
	2021	2020
Core loan spread	1.45%	1.02%
Derivative settlements (1:3 basis swaps)	0.00	(0.04)
Derivative settlements (fixed rate floor income)	0.09	(0.04)
Loan spread	1.54%	0.94%

(c)    Derivative settlements consist of net settlements (paid) received related to the company’s 1:3 basis swaps.
(d)    Derivative settlements consist of net settlements (paid) received related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the AGM segment statements of operations.

	Three months ended March 31,
	2021	2020
Variable interest income, gross	$129,170	205,512
Consolidation rebate fees	(41,073)	(43,137)
Discount accretion, net of premium and deferred origination costs amortization	118	660
Variable interest income, net	88,215	163,035
Interest on bonds and notes payable	(26,771)	(132,668)
Derivative settlements (basis swaps), net (a)	(19)	2,112
Variable loan interest margin, net of settlements on derivatives (a)	61,425	32,479
Fixed rate floor income, gross	35,539	18,758
Derivative settlements (interest rate swaps), net (a)	(4,285)	2,125
Fixed rate floor income, net of settlements on derivatives (a)	31,254	20,883
Core loan interest income (a)	92,679	53,362
Investment interest	2,648	4,133
Intercompany interest	(179)	(581)
Net interest income (net of settlements on derivatives) (a)	$95,148	56,914

(a)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements on derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income as presented in this table. Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures.
A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's AGM segment follows.

	Three months ended March 31,
	2021	2020
Net interest income (net of settlements on derivatives)	$95,148	56,914
Derivative settlements (1:3 basis swaps)	19	(2,112)
Derivative settlements (fixed rate floor income)	4,285	(2,125)
Net interest income	$99,452	52,677